EXHIBIT  10.3

                          MINUTES OF DIRECTORS MEETING
                                       OF
                        PARK COPPER AND GOLD MINING LTD.

A meeting was called to order by Don Ferguson, president, on the 1st day of July, 1999. Members present were Don Ferguson. Also present was Bill Jacobson, representing Atlas Mining Company.

President Ferguson stated that he had received word of the resignations of Mr. H.F. Magnuson, Mel MacPhee and Dennis O'Brien. At this point Mr. Ferguson appointed Mr. Jacobson to the board and instructed him to take minutes of the meeting. It was noted that Atlas Mining Company currently holds 53% of the outstanding stock of Park Copper and Gold and that their representation on the board was not only welcome but important for the direction of the company. Mr. Jacobson thanked the president for his appointment and hoped he could help Park Copper continue a promising future.

After Mr. Jacobson's appointment, he asked the president that the board pass a resolution as follows:

     RESOLVED: That the past directors and officers of Park Copper and Gold have contributed their time and effort on behalf of the company in a professional manner, and that the current board hold all past officers and directors harmless of any actions during their terms with the company.

Mr.  Ferguson  seconded  the  motion  and  it  was  passed  unanimously.

Mr. Ferguson then submitted his resignation indicating that since Atlas Mining Company was the major shareholder that they should be able to appoint their own representative to the board. Mr. Jacobson thanked Mr. Ferguson for his dedication to the company, after which he stated that he would appoint Marqueta Martinez as secretary, treasurer, and Randy Mattson as an additional board member.

There  being  no  further  business,  the  meeting  was  adjourned.

Signed  this  15th  day  of  July,  1999.



_____________________________________
Don  Ferguson



_____________________________________
Bill  Jacobson


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